Exhibit 97.1

RECOVERY POLICY

The Board of Directors (the “Board”) of STAG Industrial, Inc. (together with STAG Industrial Operating Partnership, L.P. and its other subsidiaries, the “Company”) adopts this Recovery Policy (this “Policy”) as of the Effective Date (as defined below).
1.Definitions
a.“Committee” means the Compensation Committee of the Board (or, if the Compensation Committee of the Board is not a committee of the Board responsible for the Company’s executive compensation decisions and composed entirely of independent directors, a majority of the independent directors serving on the Board).
b.“Covered Compensation” means all Incentive-Based Compensation received by a Section 16 Officer (i) at any time during the performance period for the Incentive- Based Compensation, (ii) after the person began service as a Section 16 Officer, (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association, and (iv) after the effective date of the NYSE listing standard (or any other national securities exchange or national securities association on which the Company’s securities are listed).
c.“Covered Officer” means each current or former “officer” of the Company as defined under Rule 16a-1(f) under the Exchange Act, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act.
d.“Effective Date” means November 1, 2023.
e.“Erroneously Awarded Compensation” means the amount of Covered Compensation received by a Section 16 Officer during the Lookback Period that exceeds the amount of Covered Compensation that otherwise would have been received by the Section 16 Officer had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre- tax basis). Where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement (e.g., Covered Compensation based on stock price or total stockholder return), the Committee will determine the amount of such Covered Compensation that constitutes Erroneously Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the Financial Reporting Measure, and the Committee shall maintain documentation of such determination and provide such documentation to the NYSE.
f.“Exchange Act” means the Securities Exchange Act of 1934, as amended.

g.“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure derived wholly or in part from such measure. Stock price and total stockholder return are Financial Reporting Measures. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside the Company’s financial statements.
h.“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
i.“Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.
j.“NYSE” means the New York Stock Exchange.
k.“Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including a required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements. For clarification and without expanding the definition of Restatement, error corrections recorded in the current period financial statements when the error is immaterial to the previously issued financial statements and the correction is immaterial to the current period financial statements (commonly referred to as “out-of-period” adjustments) will not constitute Restatements.
l.“SEC” means the United States Securities and Exchange Commission.
2.Recoupment of Erroneously Awarded Compensation
Subject to the other provisions of this Section 2, in the event of a Restatement, any Erroneously Awarded Compensation (a) that is then owed or otherwise due a Section 16 Officer but has not yet been paid shall be forfeited and (b) that has been received by a Section 16 Officer shall be subject to reasonably prompt repayment to the Company. The Committee shall pursue the forfeiture and/or repayment of such Erroneously Awarded Compensation, except as provided below.
Notwithstanding the foregoing, the Committee may determine not to pursue the forfeiture and/or recovery of Erroneously Awarded Compensation from any person if the Committee determines that such forfeiture and/or recovery would be impracticable due to any of the following circumstances: (a) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing this Policy would exceed the amount to be recovered (following reasonable attempts by the Company to recover such Erroneously Awarded Compensation, the documentation of such attempts, and the provision of such documentation to the NYSE); (b) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder; or (c) the applicable listing rules otherwise do not require recovery.
For purposes of this Policy, Incentive-Based Compensation will be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive- Based Compensation occurs after the end of that period.
In the event that the Committee determines that any person shall repay any Erroneously Awarded Compensation, the Committee shall provide written notice to such person by email or certified mail to the physical address on file with the Company for such person.
3.Indemnification
The Company shall not indemnify any Section 16 Officer against the loss of Erroneously Awarded Compensation.
4.Miscellaneous
This Policy shall be administered and interpreted by the Committee. The Committee may cause the Company to take such action as the Committee deems necessary or appropriate to implement this Policy, and any determination by the Committee with respect to and not inconsistent with this Policy shall be final, conclusive and binding on all interested parties. Any determinations of the Committee under this Policy, if any, need not be uniform with respect to all persons and may be made selectively among persons, whether or not such persons are similarly situated.
This Policy is intended to comply with Section 10D of the Exchange Act, Rule 10D-1 thereunder, and the applicable rules of the NYSE (or any other national securities exchange or national securities association on which the Company’s securities are listed), and this Policy will be interpreted and administered consistently with that intent.
5.Amendment and Termination
To the extent permitted by, and in a manner consistent with applicable law, including SEC and NYSE rules, the Committee may terminate, suspend or amend this Policy at any time in its discretion. This Policy shall automatically and immediately terminate once none of the Company’s securities are listed on the NYSE or other national securities exchange or national securities association.
3